Exhibit 99.1

Contact:

Amy Figueroa

Senior Director, Investor Relations

650-266-2398

Onyx Pharmaceuticals Reports First Quarter 2012 Financial Results

Strong Nexavar Performance; Strategic Investment in Pipeline

SOUTH SAN FRANCISCO, CA — May 2, 2012 — Onyx Pharmaceuticals, Inc. (NASDAQ: ONXX) today reported its financial results for the first quarter 2012. Onyx reported non-GAAP net loss of $43.5 million, or $0.68 per diluted share, for the first quarter 2012 compared to non-GAAP net loss of $14.2 million, or $0.23 per diluted share, for the same period in 2011.

“2012 is a year of transformation for Onyx as we build an oncology company with multiple ways to serve a greater number of patients,” said N. Anthony Coles, M.D., president and chief executive officer of Onyx. “Our first quarter 2012 performance was led by our kinase inhibitor franchise, with growing sales and strong cash flow from Nexavar, enabling strategic investment in our pipeline. A second potential product, regorafenib, for which we will earn a 20% worldwide royalty on net sales, has now delivered positive results from two registration-enabling trials. It is an exciting year, as we have built significant optionality in our business with upside potential from regulatory action for Kyprolis (carfilzomib), pivotal data in two additional indications for Nexavar, and two planned regulatory filings for regorafenib.”

On a GAAP basis, Onyx reported a net loss of $56.2 million, or $0.88 per diluted share, for the first quarter 2012 compared to $49.2 million, or $0.78 per diluted share, in the same period in 2011. A description of the non-GAAP calculations and reconciliation to comparable GAAP measures is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Net Income (Loss).”

Operating Revenue

Revenue from collaboration agreement with Bayer on Nexavar net sales was $72.0 million for the first quarter 2012, an increase of 7% compared to $67.1 million in the same period in 2011. Onyx and Bayer are marketing and developing Nexavar, an anticancer therapy currently approved for the treatment of unresectable liver cancer and advanced kidney cancer in over 100 countries worldwide. The increase in revenue from collaboration agreement was primarily driven by strong sales growth in the U.S. and increased demand in emerging markets, primarily in the Asia Pacific region.

Operating Expenses

Onyx recorded non-GAAP research and development expenses of $78.7 million for the first quarter 2012, compared to $48.9 million for the same period in 2011. Higher non-GAAP research and development expenses between periods were primarily due to investments in the development of Kyprolis, the proposed trade name for carfilzomib, particularly the Phase 3 ASPIRE and FOCUS trials, as well as costs associated with clinical supplies and pre-launch commercial manufacturing activities. On a GAAP basis, Onyx recorded research and development expenses of $80.7 million for the first quarter 2012, compared to $62.5 million for the same period in 2011.

Non-GAAP selling, general and administrative expenses were $34.1 million for the first quarter 2012, compared to $30.0 million for the same period in 2011. Higher non-GAAP selling, general and administrative expenses between periods were

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

MAY 2, 2012

primarily due to planned increases in employee headcount and related costs, and selected pre-launch spending for Kyprolis. On a GAAP basis, selling, general and administrative expenses were $38.9 million for the first quarter 2012, compared to $34.5 million for the same period in 2011.

Interest Expense

Interest expense of $5.3 million for the first quarter 2012 primarily relates to the 4.0% convertible senior notes due 2016 issued in August 2009 and includes non-cash imputed interest expense of $2.7 million as a result of the application of ASC 470-20.

Cash, Cash Equivalents and Marketable Securities

On March 31, 2012, cash, cash equivalents, and current and non-current marketable securities were $622.4 million compared to $668.4 million at December 31, 2011. This decrease was partly due to investments in the development and manufacturing of Kyprolis, particularly the Phase 3 ASPIRE and FOCUS trials.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: non-GAAP net loss, non-GAAP net loss – diluted, non-GAAP net loss per share, non-GAAP net loss per share – diluted, non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses. The following tables reconcile these non-GAAP measures to the most comparable financial measures calculated in accordance with GAAP.

Onyx management uses these non-GAAP financial measures to monitor and evaluate our operating results and trends on an on-going basis and internally for operating, budgeting and financial planning purposes. Onyx management believes the non-GAAP information is useful for investors by offering them the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect Onyx. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP. A description of the non-GAAP calculations and reconciliation to comparable GAAP measures is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Net Income (Loss).”

Management Conference Call Today

Onyx will host a webcast and conference call with management to discuss first quarter 2012 financial results, as well as provide a general business overview, on Wednesday, May 2, 2012, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

To access a live audio webcast of the conference call, log onto the company’s website at: http://www.onyx.com/investors/event-calendar

To access the live conference call, dial 847-585-4405 and use the passcode 32270630#. A replay of the call will be available on the Onyx website or by dialing 630-652-3042 and using the passcode 32270630# approximately one hour after the conference call concludes through May 16, 2012.

About Onyx Pharmaceuticals, Inc.

Based in South San Francisco, California, Onyx Pharmaceuticals, Inc. is a global biopharmaceutical company engaged in the development and commercialization of innovative therapies for improving the lives of people with cancer and other serious diseases. The company is focused on developing novel medicines that target key molecular pathways. For more information about Onyx, visit the company’s website at www.onyx.com.

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc. (“Bayer”).

Krypolis is the proposed trade name for carfilzomib.

Regorafenib is a compound under development by Bayer; Onyx will receive a royalty on potential future global net sales in human oncology and will co-promote with Bayer in the U.S.

This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

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forward-looking statements include, without limitation, statements regarding the potential expansion of Onyx’s product portfolio, the possibility of royalty payments to Onyx from the sale of regorafenib, and the timing, progress and results of clinical development and the regulatory approval process. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: Nexavar being our only approved product; we may never receive marketing approval for Kyprolis (carfilzomib) or regorafenib; competition; failures or delays in our clinical trials or the regulatory process; dependence on our collaborative relationship with Bayer; if approved, we or Bayer, as the case may be, may be unsuccessful in launching, maintaining adequate supply of or obtaining reimbursement for Kyprolis or regorafenib; market acceptance and the rate of adoption of our products; pharmaceutical pricing and reimbursement pressures; serious adverse side effects, if they are associated with Nexavar, regorafenib or Kyprolis; government regulation; possible failure to realize the anticipated benefits of business acquisitions or strategic investments; protection of our intellectual property; the indebtedness incurred through the sale of our 4.0% convertible senior notes due 2016; and product liability risks. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, as updated by Onyx’s subsequent Quarterly Reports on Form 10-Q, under the heading “Risk Factors” for a more detailed description of these and other risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

(See attached tables)

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

MAY 2, 2012

ONYX PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenue:
Revenue from collaboration agreement	$72,031			$72,031	$67,145			$67,145

Total operating revenue	72,031	—		72,031	67,145	—		67,145
Operating expenses:
Research and development	80,660	(1,932)	(a)	78,728	62,494	(13,592)	(a)	48,902
Selling, general and administrative	38,944	(4,864)	(b)	34,080	34,471	(4,429)	(b)	30,042
Contingent consideration	3,178	(3,178)	(c)	—	11,495	(11,495)	(c)	—

Total operating expenses	122,782	(9,974)		112,808	108,460	(29,516)		78,944

Income (loss) from operations	(50,751)	9,974		(40,777)	(41,315)	29,516		(11,799)
Investment income	758			758	649			649
Interest expense	(5,296)	2,749	(d)	(2,547)	(5,002)	2,435	(d)	(2,567)
Other income (expense)	(905)			(905)	(3,462)	3,000	(e)	(462)

Loss before provision for income taxes	(56,194)	12,723		(43,471)	(49,130)	34,951		(14,179)
Provision for income taxes	18			18	32			32

Net loss	$(56,212)	$12,723		$(43,489)	$(49,162)	$34,951		$(14,211)

Net loss per share:
Basic and diluted	$(0.88)		(f)	$(0.68)	$(0.78)		(f)	$(0.23)

Shares used in computing basic and diluted net loss per share	63,697		(f)	63,697	63,008		(f)	63,008

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

MAY 2, 2012

ONYX PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011
(a) Adjustments to research and development expenses:
Employee stock based compensation (i)	$(1,932)	$(926)
Non-cash expense related to the unamortized balance of funding provided to S*Bio (ii)	—	(12,666)

Total adjustment to research and development expenses	$(1,932)	$(13,592)

(b) Adjustments to selling, general and administrative expenses:
Employee stock based compensation (i)	$(4,864)	$(4,429)

(c) Adjustments to contingent consideration expense
The effects of contingent consideration expense are excluded due to the nature of this charge, which is related to the change in the fair value of the liability for contingent consideration in connection with the acquisition of Proteolix; such exclusion facilitates comparisons of Onyx’s operating results to peer companies.	$(3,178)	$(11,495)

(d) Adjustments to interest expense
The effect of imputed interest related to the convertible senior notes due 2016 are excluded because this expense is non-cash; such exclusion facilitates comparison of Onyx’s operating results to peer companies.	$2,749	$2,435

(e) Adjustments to other expense
Impairment of equity investment in S*Bio (ii)	$—	$3,000

(i)

The effects of employee stock-based compensation are excluded because of varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparison of Onyx’s operating results to peer companies.

(ii)

The effects of the termination of the S*Bio collaboration agreement are excluded because they do not relate to the normal and recurring transactions of Onyx’s business; such exclusions allow for a better presentation of the ongoing economics of the business, facilitates comparison to peer companies and is reflective of how Onyx’s management internally manages the business.

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

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ONYX PHARMACEUTICALS, INC.

CALCULATION OF NON-GAAP BASIC AND DILUTED LOSS PER SHARE

(In thousands, except per share amounts)

(unaudited)

(f) The following table represents the computation of Non-GAAP basic and diluted loss per share:

	Three Months Ended March 31,
	2012	2011
Computation of non-GAAP diluted net loss
Non-GAAP net loss	$(43,489)	$(14,211)

Add:
Interest and issuance costs related to dilutive convertible senior notes (iii)	—	—

Non-GAAP net loss—diluted	$(43,489)	$(14,211)

Computation of non-GAAP diluted shares
Basic shares	63,697	63,008
Dilutive effect of convertible senior notes (iii)	—	—

Non-GAAP diluted shares	63,697	63,008

Non-GAAP net loss per share
Basic and diluted	$(0.68)	$(0.23)

(iii)

Under the “if-converted” method, interest and issuance costs and potential common shares related to the Company’s convertible senior notes were excluded from non-GAAP diluted per share amounts for the three months ended March 31, 2012 and 2011, because their effect would be anti-dilutive.

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

MAY 2, 2012

ONYX PHARMACEUTICALS, INC.

CALCULATION OF REVENUE FROM COLLABORATION AGREEMENT

(In thousands, unaudited)

	Three Months Ended March 31,
	2012	2011
Nexavar worldwide product revenue, net (as recorded by Bayer)	$243,264	$235,467

Nexavar revenue subject to profit sharing (as recorded by Bayer)	$209,700	$193,170
Combined cost of goods sold, distribution, selling, general and administrative expenses	76,317	74,010

Combined collaboration commercial profit	$133,383	$119,160

Onyx’s share of collaboration commercial profit	$66,692	$59,580
Reimbursement of Onyx’s shared marketing expenses	5,339	4,604
Royalty revenue	—	2,961

Revenue from collaboration agreement	$72,031	$67,145

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

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ONYX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	December 31, 2011(iv)
	(unaudited)
Assets
Cash, cash equivalents and current marketable securities	$599,991	$646,343
Other current assets	84,836	85,506

Total current assets	684,827	731,849
Marketable securities, non-current	22,384	22,102
Property and equipment, net	27,340	19,734
Intangible assets-in-process research and development	438,800	438,800
Goodwill	193,675	193,675
Other assets	13,778	13,377

Total assets	$1,380,804	$1,419,537

Liabilities and stockholders’ equity
Current liabilities	$103,819	$111,792
Convertible senior notes due 2016	165,642	162,893
Liability for contingent consideration, non-current	140,554	137,816
Deferred tax liability	157,226	157,226
Other long-term liabilities	31,933	26,397
Stockholders’ equity	781,630	823,413

Total liabilities and stockholders’ equity	$1,380,804	$1,419,537

(iv)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.